Exhibit 99.1

Investor Contacts:

Tim Conley, VP Finance & CFO

Tumbleweed Communications Corp.

650-216-2000

tim.conley@tumbleweed.com

Charles Messman/Todd Kehrli

MKR Group LLC

818-556-3700

ir@mkr-group.com

TUMBLEWEED APPOINTS JAMES P. SCULLION AS CEO

Security Industry Veteran Will Focus on Revenue Growth and Profitability

Redwood City, CA – January 17, 2006 – Tumbleweed® Communications Corp. (Nasdaq: TMWD), a leading provider of email security, managed file transfer, and identity validation appliance and software products, today announced that its Board of Directors has unanimously named James P. Scullion as chief executive officer, effective immediately. Scullion was elected to serve as Chairman of the Board of Directors on January 9, 2006 upon the resignation of Craig Brennan as CEO and Chairman of the Board. Scullion has served on the Tumbleweed Board of Directors since April 2003, and has also chaired the Company’s audit committee.

“I’m very pleased that Jim has agreed to join Tumbleweed as its new CEO,” said Deborah D. Rieman, a Tumbleweed Board Member. “We believe our market is entering its next growth phase as security software, and more specifically, secure messaging software, tops the list of CIO’s most pressing needs for 2006. We believe Jim’s two decades of experience as CEO, COO, and CFO in the security arena will greatly benefit Tumbleweed as it looks to extend it leadership position as the comprehensive provider of secure online communications.”

Mr. Scullion brings almost 20 years of experience as a “C” level executive in the security arena to his new position. Most recently, he served as Chief Executive Officer and member of the Board of Directors of ComnetiX Inc. (TSX: CXI) since January of 2004. From 1990 to 2002, he held senior management positions with Identix Incorporated (Nasdaq: IDNX), a publicly traded biometric technology company. From 1996 to June 2002, Mr. Scullion was responsible for all of the company’s operations, first as Executive Vice President from 1996 to April 1999 and then as President and Chief Operating Officer from April 1999 to June 2002. Mr. Scullion was a member of the Identix Board of Directors from 1998 to June 2002 and previously was its Chief Financial Officer from 1990 to April 2001. Identix merged with Visionix in June 2002 and recently announced a merger with Viisage Technology, Inc. (Nasdaq: VISGD) in a deal valued at $770 million. While at Identix, Scullion led the company’s growth in annual revenues from $1 million to more than $80 million prior to its merger with Visionix. Prior to joining Identix, Mr. Scullion served as Chief Financial Officer at DataTrak, Inc. from 1986 to 1990.

“Tumbleweed is the technology and product leader in the secure messaging industry,” said Jim Scullion. “I am excited to be joining a company that is well positioned to capitalize on a fast growing, high demand market. I believe my leadership and operational experience in the security industry will further strengthen the already outstanding Tumbleweed team, and will help accelerate our company’s growth and long-term profitability, as we look to become the dominant player in the secure messaging market place.”

Safe Harbor Statement

Tumbleweed cautions that forward-looking statements contained in this press release are based on current plans and expectations, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. These factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected, particularly with respect to the growth of Tumbleweed’s market, Tumbleweed’s position in its market, Tumbleweed’s growth in revenue and otherwise, and Tumbleweed’s long-term profitability. In some cases, forward-looking statements can be identified by terminology such as “will” and similar expressions. For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 16, 2005 and Form 10-Q filed November 2, 2005.

Tumbleweed assumes no obligation to update information contained in this press release, including for example its guidance regarding its future performance, which represents Tumbleweed's expectations only as of the date of this release and should not be viewed as a statement about Tumbleweed's expectations after such date. Although this release may remain available on Tumbleweed's website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein.

About Tumbleweed Communications Corp.

Tumbleweed provides security software and appliances for email protection, file transfers, and identity validation that allow organizations to safely conduct business over the Internet. Tumbleweed offers these solutions in three comprehensive product suites: MailGate®, SecureTransport(TM), and Validation Authority(TM). MailGate provides protection against spam, viruses, and attacks, and enables policy-based message filtering, encryption, and routing. SecureTransport enables business to safely exchange large files and transactions without proprietary software. Validation Authority is the world-leading solution for determining the validity of digital certificates. Tumbleweed's enterprise and government customers include ABN Amro, Banc of America Securities, Catholic Healthcare West, JP Morgan Chase & Co., The Regence Group (Blue Cross/Blue Shield), St. Luke's Episcopal Healthcare System, the U.S. Food and Drug Administration, the U.S. Department of Defense, and all four branches of the U.S. Armed Forces. Tumbleweed was founded in 1993 and is headquartered in Redwood City, Calif. For additional information about Tumbleweed go to www.tumbleweed.com or call 650-216-2000.

Tumbleweed, MailGate, SecureTransport and Validation Authority are either registered trademarks or trademarks of Tumbleweed Communications Corp. in the United States and/or other countries. All other trademarks are the property of their respective owners.

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